As filed with the Securities and Exchange Commission on March 29, 2024.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Aemetis, Inc.

(Exact name of registrant as specified in its charter)

20400 Stevens Creek Blvd., Suite 700,

Cupertino, California 95014

(408) 213-0940

(Name, address, and telephone number of Principal Executive Office)

Delaware	26-1407544
(State of Incorporation)	(I.R.S. Employer Identification No.)

Aemetis, Inc. Amended and Restated 2019 Stock Plan

(Full title of the plan)

J. Michael Rockett

Executive Vice President, General Counsel,

and Corporate Secretary

Aemetis, Inc.

20400 Stevens Creek Blvd., Suite 700

Cupertino, CA 95014

(408) 213-0940

(Name, address, and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is filed by Aemetis, Inc. (the “Registrant”) for the purpose of registering, pursuant to General Instruction E to Form S-8, an additional 1,943,624 shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”) under the Aemetis, Inc. Amended and Restated 2019 Stock Plan (the “2019 Plan”).  These newly registered shares of Common Stock are in addition to the shares of Common Stock registered on the Registrant’s Form S-8 (333-270388, 333-263452, 333-254267, 333-248489, and 333-237101) filed on March 9, 2023, March 10, 2022, March 14, 2021, August 28, 2020, and March 12, 2020. The total number of shares of Common Stock authorized under the 2019 Plan as of March 29, 2024, is 9,175,479, which amount includes shares issued pursuant to option exercises and restricted stock awards made before the date hereof. The number of shares referred to in the previous sentence also includes shares registered on registration statements on Forms S-8 (333-230293, 333-224002, 333-216762, 333-209620, 333-202327, 333-194429, 333-194423, and 333-159556) filed with the Commission on March 15, 2019, March 29, 2018, March 17, 2017, February 19, 2016, February 26, 2015, March 7, 2014, and May 28, 2009. The contents of such earlier registration statements are incorporated by reference into this registration statement, except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2019 Plan as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission, are incorporated by reference in this Registration Statement:

(a) The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on March 13, 2024, which includes audited financial statements for the Registrant’s latest fiscal year;

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report described in (a) above; and

(c) The description of the Registrant’s common stock, par value $0.001 per share, contained in the Registrant’s Form 8-A filed with the Commission on June 3, 2014, as amended by the Amendment No. 1 to Form 8-A filed with the Commission on November 10, 2021, and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (c) of Section 145 of the DGCL provides that to the extent a present or former director or “officer” (as determined pursuant to Section 145(c)(1) of the DGCL) of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Subsection (e) of Section 145 of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.

Subsection (f) of Section 145 of the DGCL provides that indemnification and advancement provided for by Section 145 shall not be deemed exclusive of any other rights to which a person that the corporation is empowered to indemnify or provide rights to advancement may be entitled. Subsection (j) of Section 145 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or an officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, provided that such provision shall not eliminate or limit the liability of a director or an officer (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director or officer derived an improper personal benefit, and provided further that such provision shall not eliminate or limit the liability of an officer in any action by or in the right of the corporation. The Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) includes a provision eliminating the personal liability of the Registrant’s directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by applicable law.

Under the Registrant’s Certificate of Incorporation and Bylaws, the Registrant’s directors and officers are entitled to indemnification to the fullest extent permitted by Delaware law; provided, however, that, except for proceedings to enforce rights to indemnification, the Registrant shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. Under the Certificate of Incorporation and Bylaws, the Registrant’s directors and officers are also entitled to have their expenses (including attorneys’ fees) incurred in defending any action, suit or proceeding paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking to repay such amount if it is determined that such person is not entitled to indemnification by the Registrant therefor. The Registrant also has entered into Indemnification Agreements with each of its directors and officers and has purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1

Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 2, 2021)

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 30, 2023)

5.1 *	Opinion of Delaware Legal Counsel regarding the legality of the securities being registered

10.1

Aemetis, Inc. Amended and Restated 2019 Stock Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement for the 2021 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on July 23, 2021)

23.1 *	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Delaware Legal Counsel (included in Exhibit 5)

24 *	Power of Attorney (included on the signature page included in this Part II)

107 *	Filing Fee Table

* Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed  that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California on March 28, 2024.

Aemetis, Inc.

By:	/s/ Eric A. McAfee
Eric A. McAfee
Chair and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric A. McAfee and Todd Waltz, and each of them, as their true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for their and in their name, place and stead, in any and all capacities, to sign this Form S-8 Registration Statement and any amendments (including post-effective amendments) to this Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Eric A. McAfee	Chair of the Board and Chief Executive Officer	March 28, 2024
Eric A. McAfee	(Principal Executive Officer and Director)

/s/ Todd A. Waltz	Chief Financial Officer	March 28, 2024
Todd A. Waltz	(Principal Financial Officer)

/s/ Francis P. Barton	Director	March 28, 2024
Francis P. Barton

/s/ Lydia I. Beebe	Director	March 28, 2024
Lydia I. Beebe

/s/ John R. Block	Director	March 28, 2024
John R. Block

/s/ Naomi L Boness	Director	March 28, 2024
Naomi L. Boness

/s/ Timothy A. Simon	Director	March 29, 2024
Timothy A. Simon